Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Anne M. Warde
Corporate Communications
(714) 773-7655
amwarde@beckman.com

Jeanie Herbert
Investor Relations
(714) 773-7620

Mattel Executive Elected to Beckman Coulter Board of Directors

FULLERTON, Calif. (October 12, 2004) – Beckman Coulter, Inc. (NYSE:BEC) today announced that Kevin M. Farr, CPA, chief financial officer for Mattel, Inc., has been elected to Beckman Coulter’s board of directors, effective October 8, 2004.

“Kevin’s experience as a certified public accountant and as a chief financial officer for a well-regarded, $5 billion, global public company makes him a strong addition to our board,” said John P. Wareham, chairman and chief executive officer for Beckman Coulter.

As chief financial officer since 2000, Farr is responsible for Mattel’s worldwide financial functions, as well as strategic planning, investor relations, corporate communications, consumer affairs and customs administration.  He previously served as senior vice president and corporate controller.  He joined Mattel in 1991.

Farr holds an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Business.  He received his Bachelor’s Degree from Michigan State University.

Farr is a Certified Public Accountant (CPA) and belongs to a number of professional organizations including the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

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He is a member of the Marshall School Corporate Advisory Board of the Marshall School of Business at the University of Southern California and is also chairman of the board for the Mattel Children’s Foundation.

The addition of Farr to Beckman Coulter’s board raises the number of directors from 10 to 11.  Farr will stand for election at the next annual stockholder meeting in April 2005.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from systems biology and clinical research to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

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